Exhibit 99.2

CORPORATE PARTICIPANTS

Christine Lumpkins

Integrated Corporate Relations - Vice President of Investor Relations

Tara Poseley

Design Within Reach, Inc. - President and CEO

Ken La Honta

Design Within Reach, Inc. - Chief Operating Officer

CONFERENCE CALL PARTICIPANTS

Lauren Levitan

SG Cowen - Analyst

Peter Benedict

CIBC World Markets - Analyst

Crystal Lanigan

D.A. Davidson - Analyst

Pauline Reader

Thomas Weisel Partners - Analyst

Laura Richardson

BB&T Capital Markets - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to Design Within Reach, Incorporated Third Quarter Earnings Conference Call. (Operator Instructions). I’d like to remind everyone that this conference is being recorded and I would now like to turn the conference over to Christine Lumpkins of Integrated Corporate Relations. Please go ahead.

Christine Lumpkins - Integrated Corporate Relations - Vice President of Investor Relations

Good afternoon ladies and gentlemen and welcome to Design Within Reach’s Third Quarter 2005 Conference Call. On the call today is Tara Poseley, President and CEO and Ken La Honta, Chief Operating Officer and CFO. By now everyone should have access to the third quarter earnings release which went out earlier today. If you have not received your release it is available on the investor relations portion of Design Within Reach’s Web site at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. We refer all of you to Design Within Reach’s most recent 10-K filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those projected in any forward-looking statements. With that, I would like to turn the call over to Tara.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Thank you Christine. Good afternoon and thanks for joining us today as we discuss our results for the third quarter ending October 1, 2005. The agenda for today’s call will be somewhat different from previous calls as I am going to spend some time taking about where we see the company today and our plans both strategic and tactical to move forward. Ken will then give you additional detail on our operating and financial results as well as walk you through our revised guidance. I will conclude the prepared portion of the call with a few closing remarks before we take your questions.

As you see in the release we just issued Wayne Badovinus has resigned from our Board of Directors and John Hansen who previously served as our chairman has reassumed this role. We appreciate Wayne’s efforts manage our growth as have evolved from an idea to make modern design accessible as a publicly traded company.

Third quarter net sales increased 31% to $39.4 million in line with our forecast but we recorded a net loss of $0.03 for the quarter far below our forecast and your expectations. Our performance is a disappointment to me and our entire management team. We have analyzed our current results and there are three main issues. First, aggressive Q3 top line sales targets that resulted in over promotion and margin decline. Second, ineffective leveraging of G&A. Third, unforeseen primarily one-time costs. Ken will talk about all of these in more detail but I’d like to spend a few minutes discussing our promotions.

In the last few weeks I’ve challenged the teams to analyze the impact of our promotional tactics year to date. For 2005, we’ve been running a discount rate of 6% versus our 3% rate last year. While promotions added top line sales in the third quarter, they significantly affected our overall margin, resulting in a loss of approximately 360 basis points for the quarter. Our target is to reduce our discount rate to about 4% going forward. As a young company we still have the opportunity to reposition ourselves with our customer and break our cadence of promotions. We will move forward with more strategic promotions in the future.

When I joined DWR in August 2004, I was excited about the strength of our brand and the opportunity to guide the direction of our strategic growth. As president and CEO, I remain excited about the future but have come to realize that our ability to grow our top line has far outpaced our ability to support the kind of growth we have experienced. I want to be clear that we’re confident in the healthy growth and profitability for DWR in the future as we have a new management team that is enthusiastic about being here and sees the opportunity in our current situation.

Industry statistics tell us that that furniture market in the U.S., a 75 billion-plus market is growing at roughly 5% annually. We know that the modern segment which we estimate to be about 10% of the total market today outpaces that growth. We have a unique model based on shared inventory and an integrated merchandising planning and marketing organization which sets us apart from our industry peers.

Today we operate 54 studios, mail catalogues to nearly 12 million customers and prospects and maintain an email database of more than 360,000 names. We foresee doubling the number of studios in the next three to four years and capitalizing on exciting growth opportunities to increase the brand awareness and royalties and drive sales.

Our goals for the next 18 months are to achieve sustainable operating growth and ensure that Design Within Reach has a solid and scalable model. We believe that this will enable us to successfully execute all of the exciting ideas we have and maximize our profitability in the future.

I’d like to discuss our immediate and long-term priorities with you. Profitably grow market share in our top markets. Our multi-channel model enables us to grow our market share in individual markets using the most profitable mix of channels. In markets where we have supplemented a red and phone channels with the studio present we have seen an 86% increase in DWR sales demand during the following 12 months. We will be focused on understanding market potential and profitability, channel profitability and the potential synergies between the channels. By best leveraging the P&L by market we will be able to maximize revenue and profitability.

This model is already working. For example year-to-date our share of the New York market is 0.62%, up 77% from 0.35% in 2003. In San Francisco we have increased our market share 72% to 0.9% year-to-date in 2005 from 0.51% in 2003.

Profitably increase our share of the design market through compelling and high margin product assortments. The launch of our exclusive bedding assortments along with Jeffrey Bernett Flight Recliner proves successful entries into our product develop initiatives. These product developed efforts will be critical as we grow our shares of the commercial and residential market and will lead our margin improvement. Our current mix of exclusive and internally developed products is 40% of sales and we expect this to grow to approximately 60% of sales by 2007 contributing 1% improvement to our blended margin annually in the near term.

In addition, we are optimistic about our share of the modern kids market. We believe this could be a $50 million business for us in the next three to five years. While it’s too soon to report on the performance of DWRjax. Early indicators are strong and the product acceptance has been high.

Increase our customer base and drive long-term loyalty. Year-to-date our customer base has grown 38% while our catalogue circulation remain constant. As we planned, studio locations have helped our catalogue more profitable resulting in a 21% increase in dollars per catalogue. In 2006, we’ve leveraged our marketing expense by cutting our catalogue circulation and remain focused and understanding profitability mix of our channels. We will also be exploring alternatives ways to guide sales including increasing our catalogue page count and more targeted email communication.

Improve our customer experience, particularly through third party channels such as our delivery carriers to drive revenue and loyalty. Our brand experience is very important and we’re focused on ensuring a seamless positive experience from beginning to end.

Our customer feedback is consistently very positive with the exception of one area, the last mile. Wholesale and delivery are key brand touch points so we are establishing a client satisfaction to address any problems and build client loyalty and we are looking at new carriers and increased accountability to improve DWR’s delivery experience. Ken will give you more color on our shipping initiatives but we have fully implemented our full container load option in the New York market and the results are very encouraging with more than 20% savings.

Finally, the most important in the near term since this is what many of my comments have been about today — develop a best in class operating model with an infrastructure to support growth in the most effective and efficient way. We are communicating our goals and vision to you because we believe in DWR. We are doing the right thing for the long-term interests of the business. We have a great brand and a large market opportunity and are committed to resolving our current challenges. With this, I’ll turn the call over to Ken to provide more detail on the quarter and guidance for the year.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Thanks Tara and welcome everybody to our third quarter earnings results conference call. This is obviously a challenging time for Design Within Reach and for our shareholders. Given the information systems challenges and unexpected one-time items, pre-releasing accurate results was not a viable option.

We are currently thoroughly examining our entire infrastructure and are in the process of developing a strategy to address our current needs including investing appropriately in information technology and human resources and improving distribution through our entire supply chain. Many of these programs are already underway and we are beginning to have a better understanding of how to manage our growth and help our business going forward.

As Tara discussed, our third quarter top line performance met expectations but our profitability has suffered. Moving forward with previously planned promotions in the third quarter adversely affected our gross margins and bottom line performance.

Before I delve into the details I would like to mention that the numbers we are discussing today are preliminary due to ongoing systems issues. We do not anticipate any material changes to the results and expect to file our 10-Q as soon as the auditors complete their review of the financials. Now let us review our third quarter earnings results.

Net sales for the third quarter of 2005 were $39.4 million or a 30.8% increase compared to $30.1 million for the corresponding period last year. Sales by channel versus Q3 2004 were as follows. Studio sales were up 55% due to a roughly 75% increase in the number of studios year-over-year. Online sales increased 19% and phone sales decreased 17.9%. We are in the process of carefully examining each of our markets - sales channels, how they relate and their contribution to the company’s financial performance in order to invest our marketing dollars where we get the highest return.

We’ve reported a net loss of $441,000 or minus $0.03 per diluted share compared to net income of $906,000 or $0.06 per diluted share in the third quarter of 2004.

The third quarter of 2005 and the third quarter of 2004 include $142,000 and $149,000 of stock based compensation charges respectively. Also included in third quarter 2005 results is $670,000 of one-time items primarily related to the company’s system conversion. Excluding the one-time items we would have broken even in the third quarter.

The primary contributor to our disappointing third quarter results was promotional activity which negatively affected gross margins. When we talked last quarter about our promotions and our plans to reduce the number of events we meant it. However, when early sales results indicated our top line would be soft in the third quarter we made the decision to proceed with some of our promotions since we already had the product and were prepared to execute. In retrospect we determined that sales were soft in July in part due to the overhang from our June 10% off event and that the extra promotions while enabling us to meet our top line delivered a lower gross margin dollar than had we not promoted.

The promotions cut into fourth quarter results as well as our September promotion ran back-to-back with our semiannual 10% off sale in early October. Another factor that cut into our profitability during the third quarter was the decision to reduce the depreciable life on our IT system to three years from five years which was reflected in our third quarter depreciation expense.

In person sales which are transactions in our studios made by our direct sales force to commercial and residential customers were up 55% from the same quarter last year. The increase was primarily driven by new studios as we have opened 23 net new locations year-over-year including one during the third quarter in Tigard, Oregon.

Following the close of the quarter in early October we opened two more studios in San Francisco and Manhattan Beach, California. Including the two most recent additions, we currently have 54 studios open versus 29 studios at the end of the third quarter 2004. We plan to open one more studio in Sacramento, California, in the fourth quarter and will end the year with 55 studios.

Direct sales including phone and Web site transactions were essentially flat in the third quarter of 2005. We mailed 80% of our catalogues into markets with studio locations which drove customers into our studios. Our direct channels augment our studio sales as the catalogue and web allow us to prospect customers, expose the customer to our full product assortment and are used as an effective selling and marketing tool in the studios.

Gross profit margin for the third quarter of 2005 was 43.8% compared to 46.6% during the same period last year. This decrease is primarily a result of our promotional activities, the strength of the Euro versus the dollar and higher shipping and handling expenses due to higher fuel costs.

The impact of the Euro on our third quarter gross margin percentage was 120 basis points. Our promotional activity had a much bigger impact on margins accounting for a 360 basis point decline in the third quarter of 2005 versus 250 basis point decline in 2004. To protect the Euro - to protect the company from Euro fluctuations nearly a year ago we established a hedging strategy. Despite the recent significant improvement in exchange rates the Euro continues to negatively impact margins year-over-year. Although on a quarter-to-quarter basis we are seeing improvement and expect to benefit from a salable movement in the first quarter of 2006.

We continue to buy hedging contracts on a rolling 12-month basis but are evaluating our overall policy and are considering modifications to our hedging strategy. The other piece of the margin story is shipping and handling expenses. They have increased significantly as the new studios influence the merchandise mix towards white glove delivery items which requires special assistance due to their weight or fragility.

In addition, fuel continues to be a costly component of shipping expenses. To address shipping margins we have identified additional delivery options that we expect will provide both better service for our customer and better margins for the company.

We are currently opening our delivery to competitive bids based on the following two delivery improvement options. One, first leg shipping focuses on lowering costs up to 15 to 20% and reducing in transit damage. We are in the process of determining the exact components of this offering including line haul, consolidation or co-shipping. Two, last mile delivery would ensure a better customer experience and higher service levels, aggressive post-sale follow-up with customers and implementation of a provider report card to measure and track performance. As Tara mentioned, we implemented our full container load scenario in the New York area and we are on the verge of rolling out a similar plan in California and are also looking at other key markets.

Selling, general and administrative expenses for the third quarter of 2005 were $16.8 million or 42.6% of sales compared to $11.7 million or 38.9% of net sales for the third quarter of 2004. SG&A expenses increased due to the costs associated with opening and operating 23 new studios, Sarbanes-Oxley compliance and additions to our finance and accounting department.

In addition during the quarter we had one-time expenses in the amount of approximately $670,000 primarily associated with addressing issues surrounding our IT system conversion. Due to the extra costs we were incurring related to this system Sarbane’s and infrastructure, our costs may remain near current levels in the short term, however we plan to significantly reduce SG&A as a percentage of revenue when these challenges are behind us.

The IT system, which was installed in May and which you may recall caused problems for us as we were closing the books last quarter, has continued to be an issue and we continue to incur ongoing costs to get the system to operate more efficiently. We are in the process of exploring our options and examining each of the system’s modules in order to determine its suitability for us long term. In the meantime we’ve made the decision to reduce the estimated useful life of the system and depreciate it over three years instead of five. The impact of this change was $198,000 in the third quarter. The first full quarter that we recorded depreciation for the system and this depreciation is included in our projections going forward.

In the near term, given the extra costs we are incurring related to the system and as we continue to build out our infrastructure, we expect our SG&A expenses will remain at near current levels. However we will continue to carefully control our costs. Depreciation and amortization for the third quarter was 1.8 million, up from $775,000 last year, largely due to the additional studios and our IT system.

Now, turning to the balance sheet. We ended the third quarter with 14.1 million consisting of cash, cash equivalents and investments, 32.9 million in working capital, 56.7 million in shareholders equity and no debt. At the end of the third quarter, inventory was 24.8 million compared to 13.8 million at year-end 2004. As expected, inventory is growing to service our new studios and sales growth, although we expect it to remain in this range for the foreseeable future. Inventory turns for the quarter were 3.2 times compared to 4 times in the same period last year.

In the third quarter we spent $1.9 million in capital expenditures as we opened studios. We continue to expect to spend a total of approximately 13 million in capital expenditures for 2005. We are comfortable that the combination of our projected cash flow and our strong balance sheet will be sufficient to meet our growth plans in the coming year.

Regarding Sarbane’s-Oxley compliance, it is looking very unlikely that we will meet the deadline in time to be fully compliant for fiscal year 2005. Although we wont be fully compliant, we do expect the management assessment of controls to be completed before year-end, thereby not affecting our 10-K filing in March 2006. We have a number of control gaps that we are working through, focusing on the most significant gaps first and we will continue the remediation work through March in order to be compliant by the end of 2006.

Turning to guidance, we now expect net sales for 2005 to be approximately $157 million, about 4% lower than previous expectations. The top line decrease is largely due to the negative effect of third quarter promotions had on our annual 10 off sale at the beginning of fourth quarter.

Diluted earnings per share for 2005 are now expected to be in the range of $0.04 to $0.07. Included in the 2005 guidance is approximately $1.3 million of one time items, including the systems conversion. This implies fourth quarter sales of approximately 40 million and a diluted loss per share of $0.05 to $0.08. We are also introducing 2006 sales guidance of 175 to 185 million and diluted earnings per share guidance of $0.11 to $0.21. This represents an average year over year top line growth rate of 15% and an average pre-tax income growth rate of over 2.5 times.

While we are still in the process of completing our 2006 plan, I’m comfortable with this guidance for two reasons. One, the rigorous and collaborative process by which we derive these numbers; and two, the level of experience that our senior management team has in budgeting as nearly all of them come from big company backgrounds with disciplined planning processes.

In summary, this is a tough - this is tough news to deliver and tough news to hear but we are committed to learning from the past and addressing our challenges to deliver achievable growth and results.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Thanks Ken. As I mentioned earlier we are disappointed in the results we shared with you today, but we are looking ahead and recognizing our current strengths to drive our growth.

As I stated, size of the furniture market in the US currently exceeds 75 billion. Based on the size of the market and the pace of the growth in the modern segment, we are excited about our position as the category creators for the modern market. We have a unique model that will continue to strengthen and scale to seize future opportunities. With more than 50 studios integrated into our multi channel model, we have successfully grown our market share to drive profitably in individual markets and we are aggressively pursuing additional shares as we expand into new markets and deepen our presence in existing markets. And we are driving margin improvements while strengthening our design authority by increasing our assortments of exclusive and internally developed products.

Despite these highlights, we must shore up our foundation for future growth. This is going to be a rigorous undertaking. Over the next 12 to 18 months we will continue to improve our business and sustain our progress, delivering measurable results from these efforts in the latter part of 2006 and beyond. We are setting goals that we are comfortable with and that will allow us to carefully manage the growth, reversing the trend of letting the growth manage us. We are committed to delivering sales and earnings growth over the long term. We’ll have the infrastructure, balance sheet, and management teams to support this growth. I’m confident in our team and know we will be successful in offering superior value to our customer and returning long-term value for our stockholders. With that, I would like to turn the call back to the operator and open up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). The first question is from Lauren Levitan with SG Cowen.

Lauren Levitan - SG Cowen - Analyst

Thanks, good afternoon. Tara and Ken, hopefully you can help us understand something a little better, I guess what I’m struggling to understand is why your confident that this level of promotions that you’ve been undertaking isn’t required to drive the business. I mean, maybe you could shed some further light on why you think the 6% level that you hit in the third quarter isn’t what’s required to continue growing?

And then related to that, I’m curious on the ‘06 guidance. What does that contemplate - on the top line I’m talking about exclusively - what does that contemplate in terms of new studios, new markets, new product categories so we can get some sense of how either conservative or aggressive that assumption is.

And then lastly, given we’ve got a flat direct business and all of the growth is coming out of the studios. Would you consider thinking about providing comp studio results so that we could, on our own, assess the health of the business and make our own determinations about saturation and penetration levels of the markets that you’re in. Thanks.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Hi Lauren, thanks for the questions. Well, first of all about the confidence that we can still drive and deliver the top line growth is that we have done that in the past at 3% and we are confident that we can return to a 3 to 4% range and still deliver the budget that we’re putting forth for the latter half of this year as well as we move into 2006. Ken, I don’t know if you want to add anything to that?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

I would add to that that one of the things that we noticed this year was that there was significant amount of overhang in the weeks following the events that took place. And so, while those events like the 10% off events did give us a lift during the times that they were in effect. We in fact, saw double digit declines in the business right after that. So there’s evidence that we in fact, bringing or pulling sales forward from future period when we hold these events.

Lauren Levitan - SG Cowen - Analyst

But is there any way to assess whether or not there’s any shift in the competitive arena that’s just simply requiring a higher level? Because I know you achieved it in the past but I - what other indications are there that suggest that you can get back to those levels? I mean you’ve got more studios now, you’ve been in the market, in many of these markets for a longer period of time and to some degree are attracting a greater level of attention and competition as well.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Again, back to where we’ve been in the past at the 3%. We just finished our annual pricing architecture work, which is really our pricing benchmarking against the competition and from a price perspective we are right in line with our competition. Also as we’re aggressively moving into more exclusive and product development products, we have more unique and more ownable products to ourselves.

So, we are very confident in our numbers that we’re putting forth for next year and have worked those numbers. I’ll tell you backwards and forwards, pulling out the promotional activity that we did this year, and are confident that we can put those numbers on the table next year.

Lauren Levitan - SG Cowen - Analyst

Okay, that’s helpful. And then in terms of the assumptions underlying that ‘06 guidance with studio growth versus new product categories or new markets, can you elaborate on that?

Tara Poseley - Design Within Reach, Inc. - President and CEO

So, the ‘06, we’re going to, what we are entering into is 15 new studios, its what we have on the plans for right now and some of those will be in primary markets as well as some will be in new markets. What’s important to note is that we went into several small urban markets this year for instance, Minneapolis is a good example of that and we are pleased to announce that those markets are performing for us and will be performing at 20 plus contributions next year. so, but we also are going to go back and just take advantage of our primary markets because we still feel that we have a lot of opportunity there.

As for new categories, we talked about the DWR jack assortment and as we move into next year and as we get more sales results we’ll be reporting on DWR jacks, but as I said earlier, we are very excited and the initial read on the business is the customers have great acceptance of the product and we believe that that could be a $50 million business for us over the next three to five years. Does that answer all your questions?

Lauren Levitan - SG Cowen - Analyst

Well, the last one is is it now more appropriate and something that you would consider disclosing comp studio results, given - it sounds like the direct business and the circulation is really much more targeted at driving revenues to the studios.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Well we, we really view our - well, first of all I’m just going to say that we’ve always felt that this is a market penetration and you heard my first point that that is still remaining a very important objective for this company and there’s going to be a lot of diligence put towards that this year.

We are in the game to grow market share in the US and as we’ve said in the past, we believe we can have 1% market share in the US in the future and we’re showing market share gains in the key markets that we’ve been in in the last three years. So, that is the direction we’re going to continue to go and every year strategically we use our catalogue as our primary marketing vehicle to strategically back up our business and how - what are the objectives for that, for this year.

And in 2005, we put 80% of our circulation into studio trade areas because we had a 70plus increase in our store base last year. going forward into next year, we’re going to be cutting circulation of the catalogue, but even though in doing that we’re going to be increasing page count because we think that’s going to directly benefit our direct business and we should see very healthy growth in the direct business next year.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Finally, I would add Loren, that with regard to the 2006 plan, we clearly see it as a rebuilding year for the company. We’re coming out of a year where we’ve had some challenges in terms of information systems that we’re still working our way through, given that Sarbane’s Oxley is going to roll over into next year, we’ll have some additional resources to throw at that. And then finally, operationally as a business we’ve demonstrated that we can grow the top line, however we haven’t demonstrated that we have the ability to grow into that top line well, so there’s going to be an investment required in the business in order to be able to service it better.

Lauren Levitan - SG Cowen - Analyst

Thank you and good luck.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Thank you Lauren.

Operator

The next question is from Peter Benedict with CIBC.

Peter Benedict - CIBC World Markets - Analyst

Hey guys, a couple questions. First, Ken can you walk us through kind of specifically what the systems issues are, which part of your systems are not working correctly and does everything have to be replaced or is it just certain parts? That’d be the first question.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Okay, so, this really goes back to 2002 roughly when the decision was made to bring a new system in. And the reason that it was made was that the system that existed at the time was not believed to adequately support a multichannel, fast growing retailer. So the decision was made to look outside the building and determine if there would be an appropriate ERP system to replace it. the determination at the time was that the only way to truly get the kind of flexibility and sort of robust underlying system that they really needed was to develop it in house. And so the decision was made to do that.

The development over the past couple of years has been in several areas, it started with a product information database, then there was a warehouse information management system attached to that. A financial system. And then finally the heart of the system which is a piece of it that’s really at issue and that’s the system that provides really the glue between the various satellite systems in the building here.

Our total investment in that portion of the system is about $4.5 million. And the goal at this point is to continue to evaluate where we have the challenges with that system and to make a determination about what we should do. It doesn’t necessarily mean that we have to replace the entire system, we’re going to look at that carefully and certainly do what’s within our means, but its really the - this core part of the system that’s giving us all the trouble. You’ll remember from my part of the conference call script that we’ve made the decision to go ahead and depreciate that over a three year period instead of a five year period, and in the event that we decide to replace all our parts of it then we’ll of course, accelerate depreciation at that time and deal with it at that time.

Peter Benedict - CIBC World Markets - Analyst

Okay, that’s helpful. If it was 4.5 million for the heart of the system how about if you had to replace everything, what would be the price tag on that type of thing.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

It would be an additional 2 million roughly.

Peter Benedict - CIBC World Markets - Analyst

Okay great. And looking to ‘06 targets the 15 stores, studios, can you give us a sense of what the cap ex budget is for ‘06 and then kind of where do you see your year end cash and investments, end of this year, end of next year? and finally, what’s the latest thinking on year 1 studio revenues as we move forward thanks.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Back to the last question again, Peter, I’ll need you to help me with that. But just in terms of 2006, we’re looking at a cap ex budget somewhere in the neighborhood of about $12 million. Now, keep in mind that in that $12 million is about $2 million of estimated technology investments and of course, depending on the outcome of the work on the I-mark system, we’ll make a determination about what that number is. So the remainder of that then is to fund the 15 new studios.

With regard to cash, where we see ourselves landing at the end of 2005 at this point is somewhere in the neighborhood of about $12.5 million of cash and cash equivalents. If we put into play a plan for next year that we talked about in the script. That would land us at the end of next year at somewhere between $7.5 and 8 million in cash and cash equivalents. If you take into account the 2 million I mentioned a moment ago for technology. Of course if that investment is not made then that number becomes somewhere more in the neighborhood of 90/10 then.

Peter Benedict - CIBC World Markets - Analyst

Okay, and then the last question was just year 1 studios, I mean they have been running around 2 million, certainly that would come back in as a last call, just trying to get a sense of the studio economic model that you guys are thinking about with these 15 that you open for next year. Thanks.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Okay, so are you - I’m sorry, are you asking me to compare those to our existing classes?

Peter Benedict - CIBC World Markets - Analyst

Yes, I thinking the past you’ve walked through the returns that you’re getting out of the studios being north of 20%, what I’m interested in is what do you think the top line performance is over the first 12 months, that’s kind of implied in your budgets for the 15 studios that you’re going to open next year.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Okay, so we’re looking at roughly an average for these new studios of about 1.5 million, that’s lower than the 2 million that we’ve seen in earlier classes of studio. I think the important thing I would have you recall, that when we look at studio economics the 20, the 23% contribution percentage is an important benchmark for us right now. And so, even though these studios would do, on average 1.5 million per studio, you would expect the underlying cost structure of those studios to support the 20 to 23% four-wall contribution.

Peter Benedict - CIBC World Markets - Analyst

That’s helpful, one more question, then I’ll let other people get on. Ken can you tell us what exactly the product margin was as far as you could tell us what exactly the product margin was as far as you could tell in the third quarter and then kind of where do you see that in the fourth quarter and as we look to ‘06 — I know we start to get that Euro benefit. Just what type of product margin, not gross margin but product margin is assumed in the numbers? Thanks, guys.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Okay. So, for Q3 our — you’ll recall our final combined margin is about 43.8%. Within that number is a product margin came in at roughly 47% for Q3. And in that 47% of course was 350 basis points discounting the impact of the Euro year on year and so forth. And so that versus the — where we were in previous quarters was lower. In terms of your question regarding Q4, we see margins on — let’s see, on a combined basis landing in — somewhere in the neighborhood of about 44%. So again that would imply a slightly higher product gross margin and clearly in Q4 we would be discounting at a much lower rate than we did in Q3.

Peter Benedict - CIBC World Markets - Analyst

Okay, thanks, guys.

Operator

The next question comes from Crystal Lanigan with D.A. Davidson.

Crystal Lanigan - D.A. Davidson - Analyst

Good afternoon. Let’s see, I think — Tara, could — it would be helpful if you could walk through some of the commentary as far as alternative sourcing. I know you are trying to move out of the Euro zone. Is this still a major priority for you given all that’s going on right now with the company and if so what is the time frame and the progress? Or what are your benchmarks as far as improvements diversifying your sourcing?

Tara Poseley - Design Within Reach, Inc. - President and CEO

Okay. It’s absolutely a priority, Crystal, for us. As you can see, I outlined that margin is one of our most important initiatives as a company. Q3 was the first — like I said, one of the first launches of some of our product-developed products and we had 1 sofa that we had produced in Thailand and I will say the quality has been — is superb. It’s selling and it’s made a great pathway in for us into Thailand and we’re going to be doing many more projects there next year. Also we are working on Eastern Europe right now and we’ll be having products come in the Q2 of next year from Eastern Europe as well as products from China. And again we’re continuing to just focus on the U.S. as well as we have products coming from Brazil. So all of these efforts that we had been strategically working on this last year are in process, in motion. We are continuing to execute to these. I have a — I’ve hired a manager of production who is starting next month to continue to help us shore up these efforts. So I would say this is a top priority and it will continue to be so.

Crystal Lanigan - D.A. Davidson - Analyst

Have you defined any goals as far as what percentage you would like to be in a Euro-based zone versus outside zones? Have you determined yet what a good mix is for you?

Tara Poseley - Design Within Reach, Inc. - President and CEO

We’ve roughly determined that goal by year. I’m still working on our sourcing strategies for the next three years out and that will really determine where we go with the Euro countries. But Europe will still be important for us as a manufacturing base. There is so much design talent obviously in Italy and the Netherlands and throughout Europe that will always be important to us because at the end of the day this is a product-driven company. And we’re going to just — we’re going to find great products from all over the world. But that is definitely — the dependency that we’ve had is about in the 50% range will be shifting going forward and I would see that moving to somewhere around 40 to 30 — 30 to 40% as we move into other countries.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Great. That’s helpful. And then I think that you started to talk about this as well. The proprietary products as far as bedding and children’s — do you still think — let’s see you’re about 34% — is it still realistic to reach 65% in three years?

Tara Poseley - Design Within Reach, Inc. - President and CEO

In three years — we had said we — I think in the last conference call, we’re definitely going to reach about 60% by 2007 is what our goals are that we have in place.

Crystal Lanigan - D.A. Davidson - Analyst

Okay.

Tara Poseley - Design Within Reach, Inc. - President and CEO

We’re very confident we’re going to hit those.

Crystal Lanigan - D.A. Davidson - Analyst

And as far as the bedding, you said the launch so far has been successful and you’ve talked about margins being 60% or north. Is that essentially what you thought so far in the launch with bedding?

Tara Poseley - Design Within Reach, Inc. - President and CEO

We did. Yes.

Crystal Lanigan - D.A. Davidson - Analyst

All right, great. And then children’s, I know it’s very early, but are you— I would assume you’re seeing margins north of 60% as well?

Tara Poseley - Design Within Reach, Inc. - President and CEO

The margins in kids will get better as we move into next year. To launch the kids’ business we had to go out into the marketplace and find products in the marketplace and quite frankly, there’s not a lot of great modern kids products out there. So, you’ll start seeing more of our product developed and exclusive product for kids coming in next year in second, third and fourth quarter. Really excited about the lineup of products that we have that are exclusive to us and that have been product developed by us. You’ll see the margin gains in kids next year.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Great. And then you had also talked about some consultants that you brought in and you were working on just determining what the idea circulation is for the catalog and the size of the book and market segmentation. Can you talk to us about what findings or what progress you’ve made?

Tara Poseley - Design Within Reach, Inc. - President and CEO

We’ve made great progress there and we’re utilizing all of the results that we found working with this consultant in our ‘06 projections. One of the things you’ll see next year is they’re actually taking circulation down which we’re going to be able to do. And we’re going to be increasing page count. We have very high loyalty, very high return with our best customers and next year we’re going to be increasing the page count of our book and that is going to increase the profitability of our book 3 to 4 times, which we’re very excited about.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Great. And then, Ken, as far as how to think about the ongoing pressure — let’s see, for Sarb-Ox it looks like, I think last quarter you quantified it to be about 750,000 to 850,000 range. For this year is that still what you’re thinking or is it trending a little higher?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Actually that’s right about where we’re going to land. Probably on the high side of that estimate.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Okay. And then it sounds like you’ll continue to work on being compliant into ‘06 so as far as looking at pressure in ‘06, what kind of a dollar figure have you attached to that for ‘06?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

We’re looking at probably about the same amount of investment in ‘06 for Sarb-Ox.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Okay. And then I would assume then looking into ‘07 that’s when you start to see some of the pressure relief — once you’re —?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

There’s a tremendous amount of front-end work to do on Sarb-Ox. The initiative really didn’t get started until after I arrived in May. As a young company, there were a lot of control issues to deal with. What we have decided to do is to prioritize those, get the most important ones out of the way before the year’s out. It’s important that we’ve made an adequate assessment in the auditor’s eyes of our internal control environment in order to be able to file our 10-K. We believe we’ll meet that deadline and then we also believe that by the end of Q1 2006 that we’ll be largely through the open list of items that need to be remediated.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Okay. And then did you say anything — I know last quarter this was also an issue with the employee stock ownership program. Was — you didn’t specifically spell that out so does that mean there’s a cost or you didn’t see any unusual pressure from that program?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

That’s right.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Great. And then just finally, Tara, I don’t know if you guys have ever really talked about this but it might be helpful as far as just your average ticket trend. Is it trending flat, up, down?

Tara Poseley - Design Within Reach, Inc. - President and CEO

Ken can talk about that.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

So, I’ll go ahead and grab that one. So I think as we’ve mentioned in the past, they’re really holding pretty steady for the business. In our catalog business we’re seeing an average order value of about $1,100 in Q3 versus somewhere in the neighborhood of 1,000 last year. On the web, we’re trending to about $780 an order versus about 700. And keep in mind in the web we have clearance and so those average order values are lower than they are in the other channels. And then finally in terms of the studios, we’re seeing an average order more in the range of about $1,300. But that’s pretty much in line, I think, with what we disclosed earlier.

Crystal Lanigan - D.A. Davidson - Analyst

Okay. Great. Thank you very much. I appreciate it.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Thanks, Crystal.

Operator

(Operator Instructions). We have a question from Pauline Reader with Thomas Weisel Partners.

Pauline Reader - Thomas Weisel Partners - Analyst

Hi. Just a question on the new studios that were opened particularly the ones — only the ones that were in newer markets, which I think were — tended to be in small markets — where those customers may not have been used to the promotional activity that you saw in the first six months or however long—nine months — what — did they meet expectations? Because it seems to me like they shouldn’t have had the problems that the others did because the customer wasn’t used to just that promotional activity? Then I have a follow-up.

Tara Poseley - Design Within Reach, Inc. - President and CEO

So the — well, the new studios in our smaller urban markets actually absolutely made their pro forma plan that we had put out there for them. And the contribution that they’re trending at currently is 18%. And if they follow the normal projection as the others have, they’ll be trending in the 20% next year.

Pauline Reader - Thomas Weisel Partners - Analyst

Okay. Thank you. And then the other question is, I guess I don’t understand considering all the issues that you have on your plate right now, why you’re opening any studios next year? I mean, why not try to figure out — kind of get the business in order and kind of halt the growth a bit? It just — it doesn’t seem to make sense.

Tara Poseley - Design Within Reach, Inc. - President and CEO

We’re very confident that we can handle opening the 15 studios next year. We had a 70-plus percent increase to our store base this year. And next year, the 15 studios are only going to represent about a 30% increase. The studios are performing in their four-wall contributions, their average — the average goal of the studios is $2 million plus. And we’re quite confident in our studio base and we will continue to open studios, but at a lesser rate than this year.

Pauline Reader - Thomas Weisel Partners - Analyst

Okay. And are they going to be for the most part in newer markets or existing markets?

Tara Poseley - Design Within Reach, Inc. - President and CEO

We’re going to go — it’s going to be a combination. We would like to balance our portfolio a bit more this year. We’ll be going into some new markets and then going back into some of our key primary markets where we’re continuing to densify those markets and gain market share in some of those key markets.

Pauline Reader - Thomas Weisel Partners - Analyst

Okay. Thanks.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Welcome.

Operator

We’ll take a question from Laura Richardson with BB&T.

Laura Richardson - BB&T Capital Markets - Analyst

Thanks. Something I’m still confused about even after listening through the conference call is the issue with the promotional discounting that drive sales, and wanting to reduce that to preserve the margin. I thought I heard at the end of the Q2 call that that was what you were going to be doing in Q3 and going forward and I’m confused I guess about why it didn’t happen in Q3?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

So, I think first of all — this is Ken — at the end of Q2 I think we indicated that we — that there were certain promotions that we would continue to do, I think —

Laura Richardson - BB&T Capital Markets - Analyst

Yes. And I thought it was just that 10% off promotion you were going to do and there wasn’t going to be anything else, but —?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

No, I think there are additional promotions from time to time. I don’t remember exactly what was said during Q2 but I don’t believe we singled out the 10% promotion as the only one we would do. If you think back on the script earlier today, I think the challenge we had — and I talked a little bit about this earlier, one of the things that we’ve discovered is that we’re — is that we’re seeing an overhang after we have a sale event.

So even though it might give us lift when the event’s taking place, it’s definitely causing a decline in the business after the event for a period of time. And if you look at a two- to four-week period of time after an event takes place — at least our most recent events, we’re seeing double-digit declines in our expectations, which at least is an indication to us that we’re pulling the business forward when we’re on sale.

Laura Richardson - BB&T Capital Markets - Analyst

Yes.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

In the case of Q3, we had two things going on. One, we had 10-off event in June that we were feeling the overhang from in the early part of July. And then we also had some issues with just general softness in July that we actually talked about in the last conference call —

Laura Richardson - BB&T Capital Markets - Analyst

Right.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

— and the combination of those two events, led us to consider actions that would enable us to achieve our top line for Q3. And knowing we had the ability to execute and knowing we had the inventory to do so we decided to go ahead with that to push the business for Q3. So that’s the thinking behind it. I mean, clearly we can see the damaging impact this has on our gross margin and I think Q3 was an extreme example of that with the 360 basis points decline as a result of discounting.

Laura Richardson - BB&T Capital Markets - Analyst

Right. Okay. So, but Q4 and going forward, the plan is still to try to wean the customer from the promotions?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Yes, I mean, historically, if you go back and you average all the historical periods, our on-sale or promotion percentage would be more in the neighborhood of 3%. In Q3 of ‘05 we were more in the neighborhood of 7.5%. So clearly —

Laura Richardson - BB&T Capital Markets - Analyst

And that means 7.5% of the items you carry were on some kind of discount?

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

7.5% of sales.

Laura Richardson - BB&T Capital Markets - Analyst

Okay.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

So if you think of MSRP, we discounted it 7.5%.

Laura Richardson - BB&T Capital Markets - Analyst

Okay.

Ken La Honta - Design Within Reach, Inc. - Chief Operating Officer

Historically it’s been 3. We believe there’s a healthy balance between those two numbers. It’s probably somewhere in the 3.5 to 4.5 range. And we’re going to be a lot smarter this year, obviously, about setting that promotional cadence. And there’s an awful lot of work going on in the building right now around that.

Laura Richardson - BB&T Capital Markets - Analyst

Okay. Thanks. Good luck.

Tara Poseley - Design Within Reach, Inc. - President and CEO

Thank you.

Operator

That does conclude today’s question and answer session and today’s conference call. Thank you for your participation.

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